                                                           EXHIBIT 1-A-(8)(a)(4)


                                 AMENDMENT NO. 1


         Amendment to the Participation Agreement among The American Franklin Life Insurance Company (the "Company"), Variable Insurance Products Fund II (the "Fund") and Fidelity Distributors Corporation (the "Underwriter") dated July 18, 1991 (the Agreement").

         WHEREAS, each of the parties is desirous of expanding the ability of Company to participate in the qualified markets, the Company, the Underwriter and the Fund hereby agree to amend the Agreement by deleting from Section 1.4 the reference to Section 2.12 and by deleting Section 2.12 in its entirety.

         In witness whereof, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of November 1, 1991.



THE AMERICAN FRANKLIN                         FIDELITY DISTRIBUTORS CORPORATION
     LIFE INSURANCE COMPANY

By:                                           By:
    -----------------------------                 -----------------------------

Name:    Robert M. Beuerlein                  Name:    Roger T. Servison

Title:   Exec V.P.                            Title:   President




VARIABLE INSURANCE PRODUCTS FUND II

By:
    -----------------------------

Name:    J. Gary Burkhead

Title:     Senior V.P.